Exhibit 99.1

1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Press Release

Knoll Reports Third Quarter Results
•Strong work from home e-commerce and residential sales growth help to mitigate office headwinds
•Additional actions taken to reduce costs and accelerate digital investments
•Strong liquidity position with $336 million of available borrowings; leverage ratio 2.1x
EAST GREENVILLE, PA, October 26, 2020 -- Knoll, Inc. (NYSE: KNL), a constellation of design-driven brands and people, working together with clients in person and digitally to create inspired modern interiors for workplaces and homes, today announced financial results for the third quarter ended September 30, 2020.

Third Quarter Highlights Versus Prior Year
Net Sales decreased 13.2% to $309.4M
Gross Margin decreased 280 bps to 36.6%
GAAP Operating Expenses decreased $9.6M to $94.1M or 30.4% of net sales
Adjusted Operating Expenses decreased $12.2M to $88.5M or 28.6% of net sales
GAAP Net Earnings decreased $10.5M to $7.0 or 2.2% of net sales
Adjusted EBITDA decreased $15.1M to $37.3M or 12.1% of net sales
GAAP Diluted EPS decreased $0.24 to $0.11
Adjusted Diluted EPS decreased $0.32 to $0.23
This release contains non-GAAP financial measures. Please refer to the Reconciliations of Non-GAAP Financial Measures section for reconciliations to the most directly comparable GAAP measure.

To Our Fellow Shareholders:

We hope this finds you and yours safe and well. In these unusual times, we want to start by thanking all Knoll associates for their dedication to the design community, our clients and our dealer partners. Across the Knoll constellation our associates have continued to keep our plants and warehouses operating, have reopened our showrooms where allowed by government regulations, and have found new and innovative ways to connect digitally and in person with the design community, commercial clients and residential consumers. All of this, while implementing safe and smart working practices and looking out for the well-being of their colleagues. We are so appreciative of the passion and effort everyone continues to bring to the challenges we all face.

Solid Financial Results
Our e-commerce business grew 434% in the third quarter compared to the prior year, and higher margin residential sales, comprising approximately a third of our business - up from a fifth a year ago, grew a total of 39%. Knoll, Inc. sales of $309.4 million declined 13.2% in the third quarter, driven primarily by a decline in Office sales of approximately 25%. Total shipments during the quarter benefited from elevated backlog levels heading into the period, and we were pleased that we saw a sequential improvement in incoming order activity from the very depressed levels we experienced in the second quarter. Nonetheless, orders are still tracking below current shipment levels. With the false starts and delayed return to the workplace for most of our corporate clients, we continue to see a significant number of new office projects being delayed, even in cases where the buildings have been completed and we’ve been awarded the furnishings. In addition, demand for short term planning enhancements, including screens and other products for social distancing, has been modest.

Gross margin in the quarter of 36.6%, while up sequentially versus the second quarter, was down 280bps versus the prior year. Benefits from favorable mix and the closing of our Grand Rapids, Michigan plant were offset by under absorption of our remaining fixed costs. Adjusted operating expenses came in at 28.6% of sales, roughly in line on a percentage basis with the prior year’s results. This reflects the benefit of reduced travel and entertainment expenses, lower levels of discretionary spending and reduced incentive accruals. On a sequential basis, operating expenses also reflect the partial restoration of incentive expenses as well as increased digital marketing spending. Going forward, our near-term goal remains to hold adjusted operating expenses at or below 30% of sales. Adjusted EBITDA margins of 12.1% for the quarter, while down 260bps from prior year, were up 280bps sequentially. As we finish fiscal year 2020, we continue to expect to experience negative deleveraging in the 25-30% range. Adjusted EPS for the quarter of $0.23 reflects the impact of a higher than normal tax rate. On a year to date basis, we realized a normalized tax rate of approximately 16%.

After the closing of the $164 million convertible preferred offering, and the use of proceeds to pay down $50 million of term loan debt and $110 million of revolver, we finished the quarter with net debt of $303 million, and net debt leverage of 2.1x adjusted EBITDA. This is well below the 4.0x covenant. At the end of the third quarter, we had liquidity of over $350 million, leaving us in an excellent position to execute on our growth initiatives and take advantage of acquisition opportunities that may become available, subject to certain debt covenants.

Whenever, Wherever as the Pendulum Swings
The solid results we delivered in the third quarter are a powerful validation of the strategy we have been executing for some time now to diversify our sources of revenue in both consumer and professional markets. We are well on the way to creating a true omnichannel enterprise that has the physical and digital footprint to support clients whenever, wherever and however they want to interact with us.

Our range of fluid brands spans from work from home, including Fully and Knoll+Muuto, to residential lifestyle brands like HOLLY HUNT, KnollStudio and Muuto to more mainstream workplace, including Knoll Office, KnollTextiles and Spinneybeck/FilzFelt. We can leverage the breadth of our product portfolio across channels where and when that makes sense, taking advantage of whichever market opportunity may be the healthiest and most fruitful. Whether online, in our own New York and Los Angeles retail shops, at to-the-trade showrooms in high end design centers or through more traditional residential retailers and contract furniture dealers and showrooms, our distribution strategy offers customers the flexibility to access us easily on their own terms.

As a result, we have been able to continue to pivot to take advantage of the rapid shift to work from home while simultaneously benefiting from the investments consumers are making in their residences as furnishings continue to move up the discretionary ladder as we all spend more time at home. Combined with our lean and nimble cost structure, in the third quarter we were able to solidly outperform pure play Office markets and deliver double digit adjusted EBITDA margins.

Of course, the flip side of these positive tailwinds is the headwinds that Covid-19 has caused for office demand. In the foreseeable future, we expect corporate office demand to be meaningfully depressed. Our sober assessment is that we are looking at a BIFMA market post-Covid that is approximately 20% smaller than pre-pandemic conditions as companies make do with fewer workers and work from home settles in as a more permanent piece of the workplace pie. Based on some of the commercial real estate data we have seen, we do not believe that demand for office space will improve meaningfully until late 2022, and we expect demand to fall as much as 30-40% in the interim as clients remain hesitant to return to the workplace until they are confident that they can keep their employees safe; that seems to translate to the introduction of a vaccine along with other measures like wearing masks and social distancing.

Over the long term, no doubt, the office will remain an indispensable part of the workplace ecosystem and we should see a nice bump when businesses do return to the office. But that landscape will be a synthesis that includes a more permanent work from home component in an overall environment that continues to elevate the importance of a well-designed home. The workplace itself will likely be more a “we” space than a “me” space as, at the crux, it becomes a space for collaboration, both in person and with colleagues working remotely. The pressure to create workplaces that draw workers in will only increase as the options of where people can work also grows. All this bodes well for a design-driven brand like Knoll with a robust collaborative and ancillary product capability.

That said, this evolving marketplace creates both challenges and opportunities for Knoll. As a result, we are taking multiple actions to ensure our success no matter the exact scenario that comes to fruition.

Scale Office Fixed and Variable Costs
To begin, we are continuing to aggressively attack costs in the Office business. The restructuring we announced last week builds on similar actions earlier this year to reduce our fixed manufacturing footprint by 20+% and drive out redundant costs across our businesses. In 2021, we will further consolidate warehouse locations to reduce costs and improve e-commerce capabilities; exit smaller leased facilities and, where it improves margins and leverages core capabilities, in-source products from third party vendors.
Our restructuring actions also include closing showrooms in certain markets where we have dealer partners with strong displays; consolidating our sales leadership; expanding the geographic reach of our Workplace regional managers; scaling our selling teams to the reality of local demand and driving efficiencies between ourselves and our dealers. We will also be leveraging our virtual and digital rendering and selling tools to improve sales force productivity.

The costs associated with these actions are estimated to be approximately $10.0 million and will be incurred beginning in the fourth quarter and carry through 2021. The annual savings are estimated to be approximately $23.0 million. These actions, combined with the actions taken earlier in the year, are expected to yield annual savings of just under $50.0 million.

Lean into Growing e-commerce Business and Digital initiatives
Next, we will be leaning more heavily into our e-commerce businesses. This means continuing to expand work from home offerings available on-line for both our corporate clients and the many consumers in North America – something like 65 million in the U.S. alone – and Europe working from home as well as complementary residential facing opportunities. In the third quarter, e-commerce represented approximately 10% of our sales, up from 2% a year ago thanks to both our own organic investments in Knoll+Muuto work from home offerings, the Fully acquisition and custom online codes and home office packages we have developed for our corporate clients.

While we are obviously pleased with the 434% growth in total e-commerce sales, we recognize that we are just at the beginning of this secular trend. With Fully now well stocked, we will be increasing our fourth quarter Fully digital marketing spend to drive incremental growth and are investing in growing their European e-commerce efforts as well. We will also continue to add new consumer friendly shopping features at knoll.com like easy-to-specify product bundles and new flexible payment options. We think that the work from home market will double again over the next couple of years even as total office sales drag and we are exceptionally well positioned with both a digitally native and established range of brands here. Through increased digital marketing investments, web site improvements and expanded product offerings targeting the home office market, we expect that we can build an over $200 million e-commerce business at margins well in excess of our corporate workplace business.

Drive Residential Growth
Lastly, we will leverage our physical and growing digital capabilities to drive growth in our residential businesses. At the end of September, we launched the most significant overhaul of our hollyhunt.com web presence and online capability since we acquired this business in 2014. Hollyhunt.com is not only inspirational and on brand but also serves as a tremendous business tool for trade interior designers, decorators and their clients that work with HOLLY HUNT. The site extends our singular showroom platform and curated multi-brand collection into the digital space in a way that allows us to scale this business beyond anything we have done to date. It offers clients and specifiers unprecedented ease of doing business and can grow in ways that we believe could bring real innovation into a traditionally staid to-the-trade market. There are few competitors with the scale to make the kinds of digital and physical investments we think will drive HOLLY HUNT in the years ahead.

Similarly, we have introduced digital technologies in our Knoll shops in New York and Los Angeles, locations that are not only driving local growth but also are helping us work remotely with designers and clients in other geographies. It is critical that we continue to leverage these bricks and mortar selling investments on a broader scale. In tandem with our growing success digitally and our relationships with residential dealers and e-tailers in Europe and, to a lesser extent Asia, we are also focusing on expanding the breadth of our Muuto and KnollStudio residential offerings into under-penetrated home categories with meaningful growth potential. In 2021 we expect to take advantage of favorable short term retail opportunities to launch a flagship Muuto direct to consumer pop-up that would supplement Muuto's e-commerce efforts in North America.

Actions to Support more Inclusive and Diverse communities
As we build on our founding ethos that modern design has a powerful role to play in improving the quality of the way we live and work, we are also reaffirming our commitment to leverage the power of design to build a fairer world and shape a Knoll more reflective of our communities. I am proud to have joined more than 1300 CEOs in signing the CEO Action for Diversity and Inclusion Pledge. While words and pledges are good to state intention and values, we were pleased to back this up with actions as well. Working with Scholarship America which administers our Knoll Employee Scholarship program, we have created the Knoll Diversity Advancement Scholarships for Black Students which will award five $10,000 scholarships annually to Black high school students to pursue design-related disciplines over the course of their study at 2- and 4-year colleges. Our industry needs to become more diverse and we hope this helps to pave the way.

Last week, we reiterated our commitment to meet a Board diversity representation goal of 30% by May 2021. In that regard, we are thrilled to have added Jeffrey Henderson to the Knoll Board. Jeffrey comes to Knoll with a background in engineering and design, having played creative and innovation roles at Cole Haan and Nike. Today, he is the Founder and Creative Director of his own Harlem, New York-based design firm AndThem. We look forward to Jeffrey’s contributions on multiple fronts as we build a more diverse Knoll.

To engage our associates and customers in these efforts we also announced a partnership with Habitat for Humanity. This includes consumer participation at check-out at the Shop at knoll.com, a matching donation from Knoll and volunteer activity in select local communities on housing builds as soon as they resume. These initiatives build on climate, renewable energy and cultural support work, including the World Monuments Fund/Knoll Prize, that are already a part of our corporate social responsibility agenda.

In closing, there is much to be proud of in the results we have reported and the strategies that will guide us forward. There may be those who are daunted by the challenges posed by the pandemic, particularly in the office space, but we believe, if anything, that the pandemic has helped to accelerate long term trends that we were already building a Knoll to take head on. Now we just have to pivot harder and faster, but the opportunity is there, the pieces are in place and we can see the excitement in our teams.

Andrew B. Cogan                Charles W. Rayfield
Chairman and Chief Executive Officer    Senior Vice President and Chief Financial Officer

Business Segment Results

The Company has two reportable segments: Office and Lifestyle. The Office reportable segment is comprised of the operations of the Office operating segment. The Lifestyle reportable segment is an aggregation of the Lifestyle, Europe, and Muuto operating segments. All unallocated expenses are included within Corporate.

The Office segment includes a complete range of workplace products that address diverse workplace planning paradigms in North America and Europe. These products include: systems furniture, seating, storage, tables, desks and accessories as well as the international sales of our Office products. The Office segment includes DatesWeiser and Fully. DatesWeiser is known for its sophisticated meeting and conference tables and credenzas, sets a standard of design, quality and technology integration. Fully is an ecommerce furniture brand selling height-adjustable desks, ergonomic chairs and accessories principally for individual home offices and small businesses.

The Lifestyle segment includes KnollStudio®, HOLLY HUNT®, Muuto®, KnollTextiles®, Spinneybeck® (including Filzfelt®), and Edelman® Leather. KnollStudio products, which are distributed in North America and Europe, include iconic seating, lounge furniture, side, cafe and dining chairs as well as conference, training and dining and occasional tables. HOLLY HUNT® is known for high quality residential furniture, lighting, rugs, textiles and leathers. The KnollTextiles®, Spinneybeck® (including Filzfelt®), and Edelman® Leather businesses provide a wide range of customers with high-quality fabrics, felt, leather and related architectural products. Muuto® rounds out the Lifestyle segment with its ancillary products and affordable luxury furnishings to make the Lifestyle segment an all-encompassing “resimercial”, high-performance workplace, from uber-luxury living spaces to affordable luxury residential living.

The tables below present the Company’s segment information with Corporate costs excluded from operating segment results.

	Three Months Ended September 30,
Net sales (in millions)	2020	2019
Office	$193.2	$219.1
Lifestyle	116.2	137.4
Total net sales	$309.4	$356.5

	Three Months Ended September 30,
Operating profit (in millions)	2020	2019
Office	$5.4	$18.3
Lifestyle	16.0	25.0
Corporate	(2.1)	(6.6)
Total operating profit	$19.3	$36.7

	Three Months Ended September 30,
Adjusted EBITDA(1) (in millions)	2020	2019
Office	$16.7	$26.3
Lifestyle	20.5	30.0
Corporate	0.1	(3.9)
Total adjusted EBITDA	$37.3	$52.4
(1) See Reconciliation of Non-GAAP Financial Measures below.

Reconciliation of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") in the statements of income, balance sheets, or statements of cash flow of the company. Pursuant to applicable reporting requirements, the company has provided reconciliations below of non-GAAP financial measures to the most directly comparable GAAP measure.

The non-GAAP financial measures presented within the Company's earnings release are not indicators of our financial performance under GAAP and should not be considered as an alternative to the applicable GAAP measure. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating these non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this press release. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence to our GAAP results and using non-GAAP measures only as supplemental presentations.

The non-GAAP measures presented are utilized by management to evaluate the Company's business performance and profitability by excluding certain items that may not be indicative of our recurring core business operating results. The Company believes that these measures provide additional clarity for investors by excluding specific expenses in an effort to show comparable business operating results for the periods presented.

The following table reconciles Operating Expenses to Adjusted Operating Expenses for the periods indicated.

	Three Months Ended September 30,
	2020	2019
	($ in millions)

Operating expenses	$94.1	$103.7
Less:
Acquisition related amortization	2.4	2.1
Restructuring charges(1)	3.3	0.1
Acquisition related expenses	—	0.3
Debt refinancing fees	—	0.5
Adjusted operating expenses	$88.4	$100.7
Net Sales	$309.4	$356.5
Operating Expenses as a Percentage of Net Sales	30.4%	29.1%
Adjusted Operating Expenses as a Percentage of Net Sales	28.6%	28.2%
(1) Restructuring charges during the third quarter of 2020 were related primarily to expenses to execute previously announced actions to close the Company's Grand Rapids manufacturing plant and severance costs for the Covid-19 related workforce reduction.

The following tables reconcile Operating Profit to Adjusted EBITDA by business segment for the periods indicated.

	Three Months Ended September 30, 2020
	Office	Lifestyle	Corporate	Knoll, Inc.
	($ in millions)

Operating profit (loss)	5.4	16.0	(2.1)	$19.3
Add back:
Restructuring charges(1)	2.1	—	1.2	3.3
Depreciation and amortization	6.3	4.1	0.1	10.5
Stock compensation	2.2	0.6	1.0	3.8
Other income items	0.7	(0.2)	(0.1)	0.4
Adjusted EBITDA (loss)	$16.7	$20.5	$0.1	$37.3
Net sales	$193.2	$116.2	—	$309.4
Operating profit %	2.8%	13.8%	N/A	6.2%
Adjusted EBITDA %	8.6%	17.6%	N/A	12.1%
(1) Restructuring charges during the third quarter of 2020 were related primarily to expenses to execute previously announced actions to close the Company's Grand Rapids manufacturing plant and severance costs for Covid-19 related workforce reduction.

	Three Months Ended September 30, 2019
	Office	Lifestyle	Corporate	Knoll, Inc.
	($ in millions)

Operating profit (loss)	$18.3	$25.0	$(6.6)	$36.7
Add back:
Acquisition related expenses	—	—	0.3	0.3
Restructuring charges	0.1	—	0.5	0.6
Depreciation and amortization	6.3	3.4	0.1	9.8
Stock compensation	0.6	1.1	1.4	3.1
Other income items	1.0	0.5	0.4	1.9
Adjusted EBITDA (loss)	$26.3	$30.0	$(3.9)	$52.4
Net sales	$219.1	$137.4	0	$356.5
Operating profit %	8.4%	18.2%	N/A	10.3%
Adjusted EBITDA %	12.0%	21.8%	N/A	14.7%

The following table reconciles Net Earnings to Adjusted EBITDA for the periods indicated.

	Three Months Ended September 30,
	2020	2019
	($ in millions)

Net earnings attributable to Knoll, Inc. stockholders	$7.0	$17.5
Add back:
Income tax expense	7.2	6.0
Interest expense(1)	4.3	5.9
Depreciation and amortization	10.5	9.8
Stock compensation	3.8	3.1
Other non-cash items	(0.1)	(0.6)
Restructuring charges(2)	3.3	0.1
Acquisition related expenses	—	0.3
Debt refinancing fees	—	0.5
Pension settlement charge(3)	1.3	9.8
Adjusted EBITDA	$37.3	$52.4
Net sales	$309.4	$356.5
Net earnings %	2.3%	4.9%
Adjusted EBITDA %	12.1%	13.2%
(1) Interest expense for the three months ended September 30, 2019 includes $0.4 million loss on extinguishment of debt.
(2)Restructuring charges during the third quarter of 2020 were related primarily to expenses to execute previously announced actions to close the Company's Grand Rapids manufacturing plant and severance costs for Covid-19 related workforce reduction.
(3)The Company incurred settlement charges in connection with cash payments of lump sum elections related to the Company's pension plan.

The following table reconciles Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share for the periods indicated.

	Three Months Ended September 30,
	2020	2019

Diluted earnings per share	$0.11	$0.35
Add back:
Acquisition related expenses	—	0.01
Acquisition related amortization	0.05	0.04
Restructuring charges(1)	0.07	—
Pension settlement charge(2)	0.03	0.20
Debt refinancing fees	—	0.01
Loss on extinguishment of debt	—	0.01
Less:
Tax effect of non-GAAP adjustments(3)	0.03	0.07
Adjusted diluted earnings per share	$0.23	$0.55
(1) Restructuring charges during the third quarter of 2020 were related primarily to expenses to execute previously announced actions to close the Company's Grand Rapids manufacturing plant and severance costs for Covid-19 related workforce reduction.
(2) The Company incurred settlement charges in connection with cash payments of lump sum elections related to the Company's pension plan.
(3) Tax effect of non-GAAP adjustments was calculated using the applicable blended statutory tax rate for the jurisdiction in which the adjustment occurred.

The following table shows Workplace and Residential Sales by segment for the periods indicated.

	Three Months Ended September 30, 2020			Three Months Ended September 30, 2019
	Office	Lifestyle	Knoll, Inc.	Office	Lifestyle	Knoll, Inc.
	($ in millions)			($ in millions)

Workplace Sales	$165.3	$51.1	$216.4	$214.4	$75.2	$289.6
Residential Sales	27.9	65.1	93.0	4.7	62.2	66.9
Total Net Sales	$193.2	$116.2	$309.4	$219.1	$137.4	$356.5

Workplace Growth vs Prior Year	(22.9)%	(32.0)%	(25.3)%
Residential Growth vs Prior Year	493.6%	4.7%	39.0%
Workplace Percentage of Sales	85.6%	44.0%	69.9%	97.9%	54.7%	81.2%
Residential Percentage of Sales	14.4%	56.0%	30.1%	2.1%	45.3%	18.8%

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “goals,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry, our plans for reduced capital and operating expenditures and enhanced liquidity measures, our integration of acquired businesses, our supply chain and manufacturing footprint optimization plans, our expectations with respect to changes in the way companies implement "work from home" and remote work strategies, and our expectations with respect to the payment of future dividends and leverage. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed furniture and interior solutions, changes in the competitive marketplace, changes in the trends in the market for furniture or coverings, and the way and places where people work, the financial strength and stability of our suppliers, customers and dealers, access to capital, our success in designing and implementing our new enterprise resource planning system, our ability to successfully integrate acquired businesses, our supply chain optimization initiatives, the uncertainty and ultimate economic impact of the COVID-19 pandemic, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.
Contacts
Investors:
Charles Rayfield
Senior Vice President and Chief Financial Officer
Tel 215 679-1703
crayfield@knoll.com

Media:
David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

Q&A Conference Call Information

Knoll will host a live question and answer conference call on Monday, October 26, 2020 at 5:30 p.m. ET.
The conference call may also be accessed by dialing:
North America    (844) 778-4138
International         (661) 378-9550
Q&A Conference ID     3798723
A replay of the Q&A conference call will be available through November 2, 2020 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 3798723, as well as on the Company's investor relations website through January 22, 2021.

About Knoll

Knoll, Inc. is a constellation of design-driven brands and people, working together with our clients in person and digitally to create inspired modern interiors. Our internationally recognized portfolio includes furniture, textiles, leathers, accessories, and architectural and acoustical elements. Our brands — Knoll Office, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck | FilzFelt, Edelman Leather, HOLLY HUNT, DatesWeiser, Muuto, and Fully — reflect our commitment to modern design that meets the diverse requirements of high performance workplaces, work from home settings and luxury residential interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll, Inc. is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve the Leadership in Energy and Environmental Design (LEED) workplace certification. Our products can also help clients comply with the International Living Future Institute to achieve Living Building Challenge Certification, and with the International WELL Building Institute to attain WELL Building Certification. Knoll, Inc. is the founding sponsor of the World Monuments Fund Modernism at Risk program.

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net sales	$309.4	$356.5	$923.5	$1,056.6
Cost of sales	196.0	216.1	592.1	651.7
Gross profit	113.4	140.4	331.4	404.9
Selling, general, and administrative expenses	90.8	103.6	291.2	304.9
Restructuring charges	3.3	0.1	19.5	0.2
Operating profit	19.3	36.7	20.7	99.8
Loss on extinguishment of debt	0.2	0.4	0.2	0.4
Pension settlement charges	1.3	9.8	2.8	10.4
Interest expense	4.1	5.5	13.6	16.2
Other expense (income), net	(0.5)	(2.5)	(1.3)	(4.1)
Income before income tax expense	14.2	23.5	5.4	76.9
Income tax (benefit) expense	7.2	6.0	(2.9)	19.8
Net earnings	$7.0	$17.5	$8.3	$57.1
Less: Net earnings attributable to preferred stockholders	1.4	—	1.4	—
Net earnings attributable to Knoll, Inc. stockholders	$5.6	$17.5	$6.9	$57.1

Earnings per share:
Basic	$0.11	$0.36	$0.14	$1.17
Diluted	$0.11	$0.35	$0.14	$1.16

Weighted-average shares outstanding (in thousands):
Basic	49,112	48,873	49,057	48,835
Diluted	49,441	49,574	49,485	49,360

KNOLL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	September 30, 2020	December 31, 2019

ASSETS
Current assets:
Cash and cash equivalents	$14.5	$8.5
Customer receivables, net	91.7	107.4
Inventories, net	205.4	195.9
Prepaid and other current assets	44.9	28.8
Total current assets	356.5	340.6
Property, plant, and equipment, net	227.6	239.0
Goodwill and intangible assets, net	686.9	680.3
Right-of-use lease assets	116.2	94.4
Other non-current assets	2.4	3.6
Total assets	$1,389.6	$1,357.9
LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$14.5	$17.1
Accounts payable	91.2	131.9
Current portion of lease liability	26.8	20.7
Other current liabilities	124.6	120.3
Total current liabilities	257.1	290.0
Long-term debt	294.0	428.9
Lease liability	107.7	87.0
Other non-current liabilities	139.9	124.4
Total liabilities	798.7	930.3
Convertible preferred stock	163.1	—
Total equity	427.8	427.6
Total liabilities, convertible preferred stock and shareholders' equity	$1,389.6	$1,357.9

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(Unaudited)

	Nine Months Ended September 30,
	2020	2019

Net earnings	$8.3	$57.1
Cash provided by operating activities	19.4	98.1
Cash (used in) investing activities	(15.5)	(63.3)
Cash provided by (used in) financing activities	1.9	(28.0)
Effect of exchange rate changes on cash and cash equivalents	0.2	(0.1)
Increase in cash and cash equivalents	6.0	6.7
Cash and cash equivalents at beginning of period	8.5	1.6
Cash and cash equivalents at end of period	$14.5	$8.3